UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2008
Williams Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32599 Commission File Number)	20-2485124 (IRS Employer Identification No.)

One Williams Center Tulsa, Oklahoma (Address of principal executive offices)	74172-0172 (Zip Code)
Registrant’s telephone number, including area code: (918) 573-2000
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
On September 22, 2008, Williams Partners L.P. (the “Partnership”) announced an update of the Discovery system following Hurricane Ike in the Gulf of Mexico. In addition to providing an operational update in the announcement, the Partnership announced that its initial estimate on the financial effect of the hurricane-related damages is a reduction in third-quarter 2008 consolidated segment profit of $6 million to $10 million, based on the Partnership’s 60 percent equity earnings in Discovery. This amount includes the Partnership’s share of the deductible for Discovery’s hurricane property insurance, which is approximately $3.8 million, as well as the interruption in services. The Partnership announced that it does not expect any impact on the Partnership’s regular cash distribution to unitholders for third-quarter 2008.
The Partnership owns 60 percent of the Discovery system, which includes an offshore natural gas gathering system, as well as the Larose natural gas processing plant and Paradis fractionation facility. Both processing facilities are onshore south of New Orleans.
A copy of the press release announcing the update of the Discovery system following Hurricane Ike is furnished herewith as Exhibit 99.1. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.
(a)	None
(b)	None
(c)	None
(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press release dated September 22, 2008, announcing an update of the Discovery system following Hurricane Ike.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its General Partner

Date: September 23, 2008	By:	/s/ William H. Gault
William H. Gault
Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release dated September 22, 2008, announcing an update of the Discovery system following Hurricane Ike.